Exhibit 10.8

LENDBUZZ INC.

2025 CASH INCENTIVE COMPENSATION PLAN

Effective [●]

Section 1. Purpose. Lendbuzz Inc., a Delaware corporation (the “Company”), hereby adopts the 2025 Cash Incentive Compensation Plan (the “Plan”) for the purpose of enhancing the Company’s ability to attract and retain highly qualified employees and to provide additional financial incentives to such employees to promote the success of the Company and its subsidiaries. The Company reserves the right to pay discretionary bonuses, or other types of compensation outside of the Plan, including under the Company’s Stock Plan or otherwise.

Section 2. Definitions. As used herein, the following terms shall have the respective meanings indicated:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall have the meaning set forth in the Stock Plan.

(c) “Change in Control” shall have the meaning set forth in the Stock Plan.

(d) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(e) “Committee” shall mean the compensation committee of the Board unless another committee is designated by the Board. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.

(f) “Incentive Compensation” shall mean, for each Participant, compensation to be paid in the amount determined by the Committee pursuant to Section 7 below.

(g) “Participant” shall mean, with respect to any fiscal year, an employee who is eligible to participate in the Plan for such fiscal year in accordance with Section 4.

(h) “Performance Goal” shall mean the performance goals established by the Committee pursuant to Section 5 hereof.

(i) “Performance Period” shall mean any period of time established by the Committee pursuant to Section 5 of this Plan within which the Performance Goals relating to any award of Incentive Compensation are to be achieved. Any Performance Period may be subject to earlier lapse or other modification pursuant to Section 13 of this Plan in the event of a Termination of Service without Cause, Retirement, death or Disability of the Participant or a Change in Control at the discretion of the Committee.

(j) “Shares” shall mean the Company’s common stock, $0.001 par value.

(k) “Stock Plan” shall mean the Lendbuzz Inc. 2025 Omnibus Incentive Plan, as may be amended from time to time, and any successor thereto.

(l) “Termination of Service” shall have the meaning set forth in the Stock Plan.

Section 3. Administration.

(a) Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company and Participants. The Committee may issue rules and regulations for administration of the Plan.

(b) Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan (except that such delegation shall not apply to any Incentive Compensation for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan in accordance with applicable law.

(c) Authority of the Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to (i) construe, interpret and administer the Plan, (ii) designate Participants, (iii) establish, adjust, pay or decline to pay Incentive Compensation for each Participant (including the right to exercise discretion to reduce by any amount, including down to zero, the Incentive Compensation payable to any Participant), (iv) establish, adjust or amend Performance Goals for each Performance Period, (v) determine achievement of Performance Goals and (vi) correct any defect, supply any omission and reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 4. Eligibility. All employees of the Company designated by the Committee are eligible to participate in the Plan and shall be Participants.

Section 5. Awards. The Committee shall establish Performance Goals with respect to each Performance Period. The Performance Goals established by the Committee shall be based on specified levels of or changes in any one or more performance criteria established by the Committee, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine in its sole discretion. Performance Goals for a Performance Period may include a minimum or threshold performance standard below which no payments of Incentive Compensation will be made, and a maximum performance standard in which any performance that exceeds this standard will not increase the payment of Incentive Compensation. These Performance Goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the strategic plan for the business, or any other factors as determined by the Committee. The Committee shall specify how any Performance Goals shall be adjusted to the extent necessary to prevent dilution or enlargement of any award of Incentive Compensation as a result of extraordinary events or circumstances, as determined by the Committee, including, without limitation:

(a) all items of gain, loss or expense for the Performance Period determined to be extraordinary or unusual in nature or infrequent in occurrence;

(b) all items related to the disposal of a component of an entity or related to a change in accounting principles, as such are defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, notes to such financial statements, in management’s discussion and analysis or any other filings with the Securities and Exchange Commission;

(c) impact from changes in accounting policies approved by the Audit Committee of the Board that were not contemplated in the initial Incentive Compensation targets;

(d) all items of gain, loss or expense for the Performance Period related to an exit activity as defined under current generally accepted accounting principles;

(e) all items of gain, loss or expense for the Performance Period related to discontinued operations as defined under current generally accepted accounting principles;

(f) any profit or loss attributable to the business operations of any entity acquired or divested by the Company during the Performance Period;

(g) write-offs, accelerated depreciation or other operating expenses at the participating subsidiary level related to the testing of a new brand concept, not included in the original Incentive Compensation targets;

(h) impacts from unanticipated changes in legal or tax structure or unanticipated changes in jurisdictional tax rates of a participating subsidiary; and

(i) changes in applicable tax law.

Participants may earn their target Incentive Compensation if the pre-established Performance Goals are achieved. The target Incentive Compensation percentage for each Participant will be based on the level and functional responsibility of his or her position, size of the business for which the Participant is responsible and competitive practices.

Section 6. Committee Certification. With respect to each Participant who is covered by Section 16 of the Exchange Act, as soon as reasonably practicable after the end of each Performance Period, the Committee shall certify, in writing, that the Performance Goals for such Performance Period were satisfied.

Section 7. Payment of Incentive Compensation. The selection of Participants to whom Incentive Compensation shall actually be paid shall be conditioned upon each Participant’s continued employment with the Company through the date that the payment of such Incentive Compensation is made to the Participant. The amount of the Incentive Compensation actually paid to a Participant for a Performance Period shall be such amount as determined by the Committee in its sole discretion, including zero. Subject to the last sentence of this Section 7 and to Section 13 below, Incentive Compensation shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion, which such payment shall be made no later than March 15 of the year following the end of such Performance Period. To the extent provided by the Committee, in its sole discretion, the annual Incentive Compensation may be paid in the form of Shares or equity incentive awards under the Company’s then-effective Stock Plan, or may be deferred under the Company’s then-effective deferred compensation plan (if any), subject to the terms and conditions of such plans.

Section 8. No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder, nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, any Incentive Compensation or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any affiliate of the Company.

Section 9. Clawback. Any Incentive Compensation or other incentive awards or payments under the Plan shall be subject to clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Incentive Compensation or other incentive awards or payments under the Plan granted to the Participant.

Section 10. Withholding. The Company shall be authorized to withhold from any Incentive Compensation an amount sufficient to satisfy applicable withholding taxes due in respect of such Incentive Compensation, and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes.

Section 11. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to the Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

Section 12. Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant’s rights to payment under the Plan shall be limited to those of a general unsecured creditor of the Company.

Section 13. Adoption, Amendment, Suspension and Termination of the Plan.

(a) The Plan shall be effective as of date it is approved by the Board.

(b) Subject to the limitations set forth in paragraph (c) below, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable.

(c) No amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, materially, adversely alter or impair any rights or obligations of any applicable Participant with respect to any Incentive Compensation previously awarded under the Plan, except to the extent any such action is undertaken to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 14. Governing Law. The Plan shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

Section 15. Section 409A. The Plan, and all awards of Incentive Compensation hereunder, are intended to be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code of 1986, as amended (together with the Treasury Regulations and related guidance thereunder, collectively, “Section 409A”), and the provisions of the Plan shall be interpreted and construed in a manner consistent with this intent. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A at the time of such Participant’s “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any Incentive Compensation that otherwise would be made to such Participant as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A. If any Incentive Compensation includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

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